EXHIBIT 23

CONSENT OF ATTORNEYS

Reference is made to the Registration Statement (“Registration Statement”) on Form S-3 (File No. 333-265995) of CEL-SCI Corporation (the “Company”), whereby the Company proposes to sell shares of its common stock. Reference is also made to Exhibit 5 to the Company’s current report on form 8-K filed with the U.S. Securities and Exchange Commission on May 1, 2023 (“Current Report”) relating to the validity of the securities proposed to be sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold. We hereby consent to the filing of the opinion as an exhibit to the  Current Report and to the reference to this firm in the prospectus supplement related to the Company’s Registration Statement under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

HART & HART, LLC

/s/ William T. Hart

Denver, Colorado May 1, 2023